Exhibit 10.1
USEC INC.
EXECUTIVE SEVERANCE PLAN

USEC INC.
EXECUTIVE SEVERANCE PLAN
Effective July 31, 2008
ARTICLE 1
ESTABLISHMENT, PURPOSE AND INTENT
     1.1 Establishment, Purpose and Intent. USEC Inc., a Delaware corporation with its principal place of business in Bethesda, Maryland hereby establishes this USEC Inc. Executive Severance Plan (“Plan”), effective as of July 31, 2008 (the “Effective Date”). The Plan is intended to protect key executive employees of USEC Inc. and its subsidiaries and affiliates (individually and collectively, the “Company”) against an involuntary loss of employment so as to attract and retain such employees, and motivate them to enhance the value of the Company. The Plan is intended to be an unfunded welfare plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); or to the extent it is a pension plan subject to ERISA, an unfunded pension plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees. Words and phrases used with initial capitals in the Plan and not otherwise defined in the Plan have the meanings defined for them in Article 7.
ARTICLE 2
ELIGIBILITY AND PARTICIPATION
     2.1 Participation. Each Executive shall become a Participant upon the later of the Effective Date or the date he or she becomes an Executive.
     2.2 Termination of Participation. A Participant’s participation in the Plan shall automatically terminate, without notice to or consent of the Participant, upon termination of the Participant’s employment with the Company for any reason (including but not limited to death or disability) that is not an Eligible Separation from Service (as defined in Section 3.1).
ARTICLE 3
SEVERANCE BENEFITS
     3.1 Eligible Separation from Service. Each Participant shall be entitled to severance and other benefits under the Plan in the amount set forth in Sections 3.2 and 3.3 below (“Severance Benefits”) if the Participant incurs an Eligible Separation from Service. Entitlement to Severance Benefits is subject to the Participant’s compliance with Sections 3.6 and 3.7 of the Plan and the other terms and conditions of the Plan, and subject to the execution and delivery of a valid and unrevoked Waiver and Release Agreement as required by Section 3.5 and to the other conditions set forth below. For this purpose an “Eligible Separation from Service” is a Separation from Service by reason of a termination of the Participant’s employment by the Company for any reason other than death, disability, or Cause, but shall not include a Separation from Service that entitles the Participant to benefits under an individual change in control agreement.

No Severance Benefits shall be payable in respect of a Separation from Service that is not an Eligible Separation from Service. For avoidance of doubt, none of the following shall be an Eligible Separation from Service: (i) termination of the Participant’s employment upon death or disability, (ii) termination of the Participant’s employment by the Company for Cause, or (iii) any voluntary resignation, including retirement.
     3.2 Amount of Severance Pay.
     (a) The amount of severance pay (“Severance Pay”) to which the Participant is entitled under the Plan shall be the sum of the amount described in (i) and the amount described in (ii), reduced by the amount described in (iii):
     (i) the Participant’s Final Eligible Compensation;
     (ii) the Participant’s Prorated Performance Bonus;
     (iii) the sum of (A) severance or similar payments made pursuant to any Federal, state or local law, including but not limited to payments under the Federal Worker Adjustment and Retraining Notification Act (WARN), and (B) any termination or severance payments under any other termination or severance plans, policies or programs of the Company that the Participant receives notwithstanding Section 3.2(b) below.
     (b) There shall be no duplication of severance benefits in any manner. Severance Pay under this Plan shall be in lieu of any termination or severance payments to which the Participant may be entitled under any other termination or severance plans, policies or programs of the Company. No Participant shall be entitled to Severance Pay hereunder for more than one position with the Company.
     3.3 Other Benefits.
     (a) A Participant entitled to Severance Pay pursuant to Section 3.2 shall be entitled to continue during the one-year period following termination (the “Severance Period”) the following additional benefits:
     (i) continued participation for him or her (and for his or her eligible dependents) in the Company’s medical, dental and life insurance benefit plans on the same basis as applies to active employees from time to time, except at no cost to the Participant; provided that this coverage shall terminate prior to the end of the Severance Period when the Participant (or his or her eligible dependents, as applicable) becomes eligible for medical, dental and life insurance benefit plan coverage, respectively (whether or not comparable to plans of the Company), from any successor employer; and
     (ii) continued eligibility for participation in the USEC Employee Assistance Plan during the Severance Period.

Neither the Participant nor his or her dependents shall be eligible for continued participation in any disability income plan, travel accident insurance plan or tax-qualified retirement plan. Nothing herein shall be deemed to restrict the right of the Company to amend or terminate any plan in a manner generally applicable to active employees.
     (b) The continuation of group health coverage during the Severance Period shall be applied toward the Company’s obligation to make continuation coverage available under Section 601 et seq. of ERISA (“COBRA”), and the Participant and the Participant’s eligible dependents shall be entitled to maintain such COBRA coverage, at their expense, for the balance of the period required by COBRA, if any, following such continuation of coverage.
     (c) Eligible Participants shall be entitled to reimbursement for outplacement assistance services through an outplacement provider retained by the Company or an outplacement provider selected by the Participant, for a period not to exceed six months after termination of employment, provided the cost shall not exceed $15,000 and in no event will the Company provide cash in lieu of outplacement assistance services.
     3.4 Payment. Subject to Section 3.5 below, the Participant’s Prorated Performance Bonus, if any, shall be payable in a lump sum after the end of the performance period at such time as bonuses under the Annual Incentive Program are paid to other executives of the Company but in any event no later than March 15th of the following calendar year. Subject to Section 3.5 below, all other Severance Pay shall be payable in a lump sum as soon as practicable after the Eligible Separation from Service. Notwithstanding the preceding sentences, in the event Severance Pay or any other payment or distribution of a benefit under this Plan is deferred compensation subject to additional taxes or penalties under Section 409A of the Code if paid on or commencing on the date specified in this Plan, because the Participant is a Specified Employee within the meaning of the Section 409A regulations, such payment or distribution shall not be made or commence prior to the earliest date on which Section 409A permits such payment or commencement without additional taxes or penalties under Section 409A. In the event payment is deferred under the preceding sentence, any amount that would have been paid prior to the deferred payment date but for Section 409A shall be paid in a single lump sum on such earliest payment date, without interest.
     3.5 Waiver and Release. In order to receive benefits under the Plan, a Participant must execute and deliver to the Company a valid Waiver and Release Agreement in a form tendered by the Company, which shall be substantially in the form of the Waiver and Release Agreement attached hereto as Exhibit A, with any changes thereto approved by the Company’s General Counsel (or in the case of the General Counsel, the Chief Executive Officer) prior to execution. No benefits shall be paid under the Plan until the Participant has executed his or her Waiver and Release Agreement within the time period specified by the Company in the Waiver and Release Agreement (which shall not be more than 45 days after such agreement is tendered to the Participant unless otherwise required by law), and the period within which a Participant may revoke his or her Waiver and Release Agreement has expired without revocation. A Participant may revoke his or her signed Waiver and Release Agreement within seven (7) days (or such other period provided by law) after his or her signing the Waiver and Release Agreement. Any such revocation must be made in writing and must be received by the Company within such seven (7) day (or such other) period. A Participant who does not timely submit a signed Waiver and Release Agreement to the Company shall not be eligible to receive any Severance Benefits under the Plan. A Participant who timely revokes his or her Waiver and Release Agreement shall not be eligible to receive any Severance Benefits under the Plan. Notwithstanding the foregoing, if the expiration of the revocation period described above could occur in a calendar year later than the calendar year in which the Waiver and Release Agreement is tendered to the Participant for execution, then in no event will benefits under the Plan that are conditioned upon the effectiveness of the Waiver and Release Agreement be paid prior to the beginning of such later calendar year.
     3.6 Restrictive Covenants. As a condition of participation in this Plan each Participant agrees as follows:
     (a) Confidentiality. The Participant shall hold in a fiduciary capacity for the benefit of the Company all secret, proprietary, or confidential materials, knowledge, data or any other information relating to the Company and its business (“Confidential Information”), which shall have been obtained by the Participant during the Participant’s employment by the Company and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Section 3.6). While employed by the Company and (a) for a period of five years thereafter with respect to Confidential Information that does not include trade secrets, and (b) any time thereafter with respect to Confidential Information that does include trade secrets, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it.
     (b) Non-Competition and Non-Solicitation. The Participant shall not, at any time while employed by the Company and during the one-year period after the Participant’s termination of employment (the “Restriction Period”), (i) engage or become interested as an owner (other than as an owner of less than five percent (5%) of the stock of a publicly owned company), stockholder, partner, director, officer, employee (in an executive capacity), consultant or otherwise in any business that is competitive with any business conducted by the Company during the term of this Plan or as of the date of termination of employment, as applicable, or (ii) recruit, solicit for employment, hire or engage any employee or consultant of the Company or any person who was an employee or consultant of the Company within two (2) years prior to the date of termination. The Participant acknowledges that these provisions are necessary for the Company’s protection and are not unreasonable, since he or she would be able to obtain employment with companies whose businesses are not competitive with the Company and would be able to recruit and hire personnel other than employees of the Company. The duration and the scope of these restrictions on the Participant’s activities are divisible, so that if any provision of this paragraph is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.
     (c) Non-Disparagement. The Participant agrees that, subject to Section 3.6(d) below, he or she will not, nor will he or she cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company’s present or former officers, directors, employees, or agents.

     (d) Nuclear, Workplace, Public Safety and Sarbanes-Oxley Concerns. The Participant understands and acknowledges that nothing in the Plan prohibits, penalizes, or otherwise discourages the Participant from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, public safety concern, or concern of any sort, to the U.S. Nuclear Regulatory Commission, the U.S. Department of Labor, or any federal or state government agency. The Participant further understands and acknowledges that nothing in this Plan conditions or restricts the Participant’s communication with, or full cooperation in proceedings or investigations by, any federal or state agency. The Participant also understands and acknowledges that nothing in this Plan shall be construed to prohibit him or her from engaging in any activity protected by the Sarbanes-Oxley Act, 18 U.S.C. Section 1514A or Section 211 of the Energy Reorganization Act of 1974, as amended.
     (e) No Effect on Other Restrictive Covenants. The provisions of this Section 3.6 shall not affect any restrictive covenants relating to confidentiality, non-competition, non-solicitation, non-disparagement or other matters contained in any individual change in control agreement, employment agreement or other agreement between the Participant and the Company, which restrictive covenants shall remain in full force and effect in accordance with their terms and may be for a period of time that exceeds the Restriction Period.
     3.7 Return of Consideration.
     (a) If at any time a Participant breaches any provision of Section 3.6 or Section 3.10, then: (i) the Company shall cease to provide any further Severance Pay or other benefits under Section 3.2 or Section 3.3 (other than pursuant to COBRA) and the Participant shall repay to the Company all Severance Pay and other benefits previously received under Section 3.2 or Section 3.3; (ii) all unexercised Company stock options under any Designated Plan (as defined below) whether or not otherwise vested shall cease to be exercisable and shall immediately terminate; (iii) the Participant shall forfeit any outstanding restricted stock or other outstanding equity award made under any Designated Plan and not otherwise vested on the date of breach; and (iv) the Participant shall pay to the Company (A) for each share of common stock of the Company (“Common Share”) acquired on exercise of an option under a Designated Plan within the 24 months prior to such breach, the excess of the greater of the fair market value of a Common Share (I) on the date of exercise or (II) on the date of such payment to the Company, over the exercise price paid for such Common Share, and (B) for each share of restricted stock that became vested under any Designated Plan within the 24 months prior to such breach, the greater of the fair market value of a Common Share (I) on the date of vesting, or (II) on the date of such payment to the Company. Any amount to be repaid pursuant to this Section 3.7 shall be held by the Participant in constructive trust for the benefit of the Company and shall be paid by the Participant to the Company with interest at the prime rate (as published in The Wall Street Journal) as of the date of breach plus two (2) percentage points; or, if less, then the maximum interest rate permitted by law, upon written notice from the Committee, within 10 days of such notice.
     (b) The amount to be repaid pursuant to this Section 3.7 shall be determined on a gross basis, without reduction for any taxes incurred. The Company shall have the right to offset such amount against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

     (c) For purposes of this Section 3.7, a “Designated Plan” is the Equity Incentive Plan and each other equity compensation or long-term incentive compensation plan, deferred compensation plan, or supplemental retirement plan, of the Company.
     (d) The provisions of this Section 3.7 shall apply to awards described in clauses (i), (ii), (iii), and (iv) of Section 3.7(a) earned or made after the date the Executive becomes a Participant in this Plan.
     3.8 Equitable Relief and Other Remedies. As a condition of participation in this Plan:
     (a) The Participant acknowledges that each of the provisions of Section 3.6 and 3.7 of the Plan are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; that they will not prevent him or her from earning a livelihood in the Participant’s chosen business and are not an undue restraint on the trade of the Participant, or any of the public interests which may be involved.
     (b) The Participant agrees that beyond the amounts otherwise to be provided under this Plan, the Company will be damaged by a violation of the terms of this Plan and the amount of such damage may be difficult to measure. The Participant agrees that if the Participant commits or threatens to commit a breach of any of the covenants and agreements contained in Sections 3.6 or 3.10, then the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies, without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Plan, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy.
     (c) The parties agree that the covenants contained herein are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law. The parties further agree that the Company’s rights under Section 3.7 should be enforced to the fullest extent permitted by law irrespective of whether the Company seeks equitable relief in addition to relief provided therein or if the arbitrator or court deems equitable relief to be inappropriate.
     3.9 Survival of Provisions. The obligations contained in Sections 3.6, 3.7, 3.8 and Section 3.10 below shall survive the Participant’s employment with the Company and shall be fully enforceable thereafter.
     3.10 Cooperation. Upon the receipt of reasonable notice from the Company (including from outside counsel to the Company), the Participant agrees that while employed by the Company and for two years (or, if longer, for so long as any claim referred to in this Section remains pending) after the termination of Participant’s employment for any reason, the

Participant will respond and provide information with regard to matters in which the Participant has knowledge as a result of the Participant’s employment with the Company, and will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company to the extent that such claims may relate to the period of the Participant’s employment with the Company (or any predecessor); provided, that with respect to periods after the termination of the Participant’s employment, the Company shall reimburse the Participant for any out-of-pocket expenses incurred in providing such assistance and if the Participant is required to provide more than ten (10) hours of assistance per week after his or her termination of employment then the Company shall pay the Participant a reasonable amount of money for his or her services at a rate agreed to between the Company and the Participant; and provided further that after the Participant’s termination of employment with the Company such assistance shall not unreasonably interfere with the Participant’s business or personal obligations. The Participant agrees to promptly inform the Company if the Participant becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. Subject to Section 3.6(d), the Participant also agrees to promptly inform the Company (to the extent the Participant is legally permitted to do so) if the Participant is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and shall not do so unless legally required.
ARTICLE 4
CLAIMS
     4.1 Competition Determinations. Any Participant may apply to the Committee for written confirmation that specified activities proposed to be undertaken by the Participant will not violate Section 3.6 of the Plan. The Committee shall confirm or deny in writing that specified activities proposed to be undertaken by the Participant will not violate Section 3.6 of the Plan within 21 days of receipt of any such application unless the Committee determines that it has insufficient facts on which to make that determination, in which event the Committee shall advise the Participant of information necessary for the Committee to make such determination. Any confirmation that specified activities to be undertaken by the Participant will not violate Section 3.6 of the Plan shall be binding on the Company provided that all material facts have been disclosed to the Committee and there is no change in the material facts.
     4.2 Claims Procedure. If any Participant has (a) a claim for compensation or benefits which are not being paid under the Plan, (b) another claim for benefits under the Plan, (c) a claim for clarification of his or her rights under the Plan (to the extent not provided for in Section 4.1), then the Participant (or his or her designee) (a “Claimant”) may file with the Committee a written claim setting forth the amount and nature of the claim, supporting facts, and the Claimant’s address. A claim shall be filed within six (6) months of (i) the date on which the claim first arises or (ii) if later, the earliest date on which the Participant knows or should know of the facts giving rise to a claim. The Committee shall notify each Claimant of its decision in writing by registered or certified mail within 90 days after its receipt of a claim, unless otherwise agreed by the Claimant. In special circumstances the Committee may extend for a further 90 days the deadline for its decision, provided the Committee notifies the Claimant of the need for the extension within 90 days after its receipt of a claim. If a claim is denied, the written notice of denial shall set forth the reasons for such denial, refer to pertinent provisions of the Plan on which the denial is based, describe any additional material or information necessary for the Claimant to realize the claim, and explain the claim review procedure under the Plan.
     4.3 Claims Review Procedure. A Claimant whose claim has been denied or such Claimant’s duly authorized representative may file, within 60 days after notice of such denial is received by the Claimant, a written request for review of such claim by the Committee. If a request is so filed, the Committee shall review the claim and notify the Claimant in writing of its decision within 60 days after receipt of such request, unless otherwise agreed by the Claimant. In special circumstances, the Committee may extend for up to 60 additional days the deadline for its decision, provided the Committee notifies the Claimant of the need for the extension within 60 days after its receipt of the request for review. The notice of the final decision of the Committee shall include the reasons for its decision and specific references to the Plan on which the decision is based. The decision of the Committee shall be final and binding on all parties in accordance with but subject to Section 4.4(a) below.
     4.4 Arbitration.
     (a) In the event of any dispute arising out of or relating to this Plan, the determinations of fact and the construction of this Plan or any other determination by the Committee in its sole and absolute discretion pursuant to Section 5.3 of the Plan shall be final and binding on all persons and may not be overturned in any arbitration or any other proceeding unless the party challenging the Committee’s determination can demonstrate by clear and convincing evidence that a determination of fact is clearly erroneous or any other determination by the Committee is arbitrary and capricious.
     (b) Any dispute arising out of or relating to this Plan shall first be presented to the Committee pursuant to the claims procedure set forth in Section 4.2 of the Plan and the claims review procedure of Section 4.3 of the Plan within the times therein provided. In the event of any failure timely to use and exhaust such claims procedure and the claims review procedures, the decision of the Committee on any matter respecting the Plan shall be final and binding and may not be challenged by further arbitration, or any other proceeding.
     (c) Any dispute arising out of or relating to this Plan which has not been resolved as provided in Section 4.4(b) shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by a sole arbitrator. The Company shall be initially responsible for the payment of any filing fee and advance in costs required by CPR or the arbitrator, provided, however, if the Participant initiates the claim, the Participant will contribute an amount not to exceed $250.00 for these purposes. During the arbitration, each party shall pay for its own costs and attorneys fees, if any. Attorneys fees and costs shall be awarded by the arbitrator to the prevailing party pursuant to Section 4.4(h) below.
     (d) The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16 and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall not have the right to award speculative damages or punitive damages to either party except as expressly permitted by statute (notwithstanding this provision by which both parties hereto waive the right to such damages) and shall not have the power to amend this Plan. The arbitrator shall be required to follow applicable law. The place of arbitration shall be Bethesda, Maryland. Any application to enforce or set aside the arbitration award shall be filed in a state or federal court located in Maryland.

     (e) Any demand for arbitration must be made or any other proceeding filed within six (6) months after the date of the Committee’s decision on review pursuant to Section 4.3.
     (f) Notwithstanding the foregoing provisions of this Section, an action to enforce the Plan shall be filed within eighteen (18) months after the party seeking relief had actual or constructive knowledge of the alleged violation of the Plan in question or any party shall be able to seek immediate, temporary, or preliminary injunctive or equitable relief from a court of law or equity if, in its judgment, such relief is necessary to avoid irreparable damage. To the extent that any party wishes to seek such relief from a court, the parties agree to the following with respect to the location of such actions. Such actions brought by the Participant shall be brought in a state or federal court located in Maryland. Such actions brought by the Company shall be brought in a state or federal court located in Maryland; the Participant’s state of residency; or any other forum in which the Participant is subject to personal jurisdiction. The Participant specifically consents to personal jurisdiction in the State of Maryland for such purposes.
     (g) IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS PLAN OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.
     (h) In the event of any contest arising under or in connection with this Plan, the arbitrator or court, as applicable, shall award the prevailing party attorneys’ fees and costs to the extent permitted by applicable law.
ARTICLE 5
ADMINISTRATION
     5.1 Committee. The USEC Inc. Benefit Plan Administrative Committee (the “Committee”) shall administer this Plan. Members of the Committee may but need not be employees of the Company and may but need not be Participants in the Plan, but a member of the Committee who is a Participant shall not vote or act upon any matter which relates solely to such member as a Participant. All decisions of the Committee shall be by a vote or written evidence of intention of the majority of its members and all decisions of the Committee shall be final and binding except as provided in Section 4.4(a).
     5.2 Duties. The Committee shall have the power and duty in its sole and absolute discretion to do all things necessary or convenient to effect the intent and purposes of the Plan, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power in its sole and absolute discretion to:

     (a) provide rules for the management, operation and administration of the Plan, and, from time to time, amend or supplement such rules;
     (b) construe the Plan in its sole and absolute discretion to the fullest extent permitted by law, which construction shall be final and conclusive upon all persons except as provided in Section 4.4(a);
     (c) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;
     (d) make all determinations relevant to a Participant’s eligibility for benefits under the Plan, including determinations as to Separation from Service, Cause, and the Participant’s compliance or not with Sections 3.6, 3.7, 3.8 and 3.10 of the Plan;
     (e) to enforce the Plan in accordance with its terms and the Committee’s construction of the Plan as provided in Section 5.2(b) above;
     (f) do all other acts and things necessary or proper in its judgment to carry out the purposes of the Plan in accordance with its terms and intent.
     5.3 Binding Authority. The decisions of the Committee or its duly authorized delegate within the powers conferred by the Plan shall be final and conclusive for all purposes of the Plan, and shall not be subject to any appeal or review other than pursuant to Article 4.
     5.4 Exculpation. No member of the Committee nor any delegate of the Committee serving as Plan Administrator nor any other officer or employee of the Company acting on behalf of the Company with respect to this Plan shall be directly or indirectly responsible or otherwise liable by reason of any action or default as a member of that Committee, Plan Administrator or other officer or employee of the Company acting on behalf of the Company with respect to this Plan, or by reason of the exercise of or failure to exercise any power or discretion as such person, except for any action, default, exercise or failure to exercise resulting from such person’s gross negligence or willful misconduct. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives.
     5.5 Indemnification. The Company shall indemnify and hold harmless each member of the Committee, any delegate of the Committee serving as Plan Administrator, and each other officer or employee of the Company acting on behalf of the Company with respect to this Plan, against any and all expenses and liabilities arising out of his or her own membership on the Committee, service as Plan Administrator, or other actions respecting this Plan on behalf of the Company, except for expenses and liabilities arising out of such person’s gross negligence or willful misconduct. A person indemnified under this Section who seeks indemnification hereunder (“Indemnitee”) shall tender to the Company a request that the Company defend any claim with respect to which the Indemnitee seeks indemnification under this Section and shall fully cooperate with the Company in the defense of such claim. If the Company shall fail to timely assume the defense of such claim then the Indemnitee may control the defense of such claim. However, no settlement of any claim otherwise indemnified under this Section shall be subject to indemnity hereunder unless the Company consents in writing to such settlement.

ARTICLE 6
GENERAL PROVISIONS
     6.1 No Property Interest. The Plan is unfunded. Severance pay shall be paid exclusively from the general assets of the Company and any liability of the Company to any person with respect to benefits payable under the Plan shall give rise solely to a claim as an unsecured creditor against the general assets of the Company. Any Participant who may have or claim any interest in or right to any compensation, payment or benefit payable hereunder, shall rely solely upon the unsecured promise of the Company for the payment thereof, and nothing herein contained shall be construed to give to or vest in the Participant or any other person now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatsoever owned by the Company, or in which the Company may have any right, title or interest now or at any time in the future.
     6.2 Other Rights. Except as provided in Sections 3.2(a), 3.7 and 6.8, the Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan, including, but not limited to, any acceleration of vesting of any stock options, restricted stock or other equity awards under the Equity Incentive Plan upon termination of employment in accordance with the terms of the applicable award agreements governing such awards or the entitlement of any Participant to any award to which such Participant is otherwise entitled upon termination of employment pursuant to the terms of the Executive Incentive Plan under the Equity Incentive Plan, as may be amended from time to time or any successor plan or program.
     6.3 Amendment or Termination. The Board of Directors or the Compensation Committee of the Board of Directors may unilaterally amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that no such amendment, alteration, suspension, discontinuance, or termination shall adversely affect the rights of any Participant who has incurred an Eligible Separation from Service on or prior to the date of the amendment or termination unless: (i) the affected Participant approves such amendment in writing, or (ii) the amendment is required (as determined by the Committee) by law (including any provision of the Code) whether such requirement impacts the Company or any Participant. Amendment or termination of the Plan shall not accelerate (or defer) the time of any payment under the Plan that is deferred compensation subject to Section 409A of the Code if such acceleration (or deferral) would subject such deferred compensation to additional tax or penalties under Section 409A.
     6.4 Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent. If, however, the Committee determines in its sole discretion that any term or condition of the Plan which is invalid or unenforceable is material to the interests of the Company, the Committee may declare the Plan null and void in its entirety.

     6.5 No Employment Rights. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any employee the right to a continuation of employment by the Company. The Company reserves the right to dismiss any employee, or otherwise deal with any employee to the same extent as though the Plan had not been adopted.
     6.6 Transferability of Rights. The Company shall have the right to transfer all of its obligations under the Plan with respect to one or more Participants without the consent of any Participant. No Participant or spouse of a Participant shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant or such spouse may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant or the spouse of a Participant shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant or his or her spouse to any portion of the Plan benefits not previously paid.
     6.7 Beneficiary. Any payment due under this Plan after the death of the Participant shall be paid to such person or persons, jointly or successively, as the Participant may designate, in writing filed by Participant with the Committee during the Participant’s lifetime in a form acceptable to the Committee, which the Participant may change without the consent of any beneficiary by filing a new designation of beneficiary in like manner. If no designation of beneficiary is on file with the Committee or no designated beneficiary is living or in existence upon the death of the Participant, such payments shall be made to the surviving spouse of the Participant, if any, or if none to the Participant’s estate. Any Severance Pay payable after the death of a Participant shall be accelerated and paid in a single lump sum to the Participant’s designated beneficiary.
     6.8 Entire Document. The Plan as set forth herein, supersedes any and all prior practices, understandings, agreements, descriptions or other non-written arrangements respecting severance, except for written employment or severance contracts signed by the Company with individuals other than Participants.
     6.9 Plan Year. The fiscal records of the Plan shall be kept on the basis of a plan year which is the calendar year.
     6.10 Governing Law. This is an employee benefit plan subject to ERISA and shall be governed by and construed in accordance with ERISA and, to the extent applicable and not preempted by ERISA, the law of the State of Maryland applicable to contracts made and to be performed entirely within that State, without regard to its conflict of law principal.
ARTICLE 7
DEFINITIONS
     7.1 Definitions. The following words and phrases as used herein shall have the following meanings, unless a different meaning is required by the context:

          7.1.1 “Annual Incentive Program” means the USEC Inc. Annual Incentive Program under the Equity Incentive Plan, as may be amended from time to time or any successor plan or program.
          7.1.2 “Board of Directors” means the Board of Directors of the Company.
          7.1.3 “Cause”, unless otherwise defined for purposes of termination of employment in a written employment agreement between the Company and the Participant, shall mean any act or failure to act on the part of the Participant which constitutes:
     (i) fraud, embezzlement, theft or dishonesty against the Company;
     (ii) material violation of law in connection with or in the course of the Participant’s duties or employment with the Company,
     (iii) commission of any felony or crime involving moral turpitude;
     (iv) any violation of Section 3.6 of the Plan;
     (v) any other material breach of the terms and conditions of employment;
     (vi) material breach of any written employment policy of the Company;
     (vii) conduct which tends to bring the Company into substantial public disgrace or disrepute; or
     (viii) the Participant’s failure to promptly and adequately perform the duties assigned to the Participant by the Company, such performance to be judged in good faith at the discretion of the Company.
          7.1.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          7.1.5 “Disability” means a mental or physical condition which renders the Participant unable or incompetent, with reasonable accommodation, to carry out the material job responsibilities which such Participant held or the material duties to which the Participant was assigned at the time the Disability was incurred, which has continued for at least six months.
          7.1.6 “Equity Incentive Plan” means the USEC Inc. 1999 Equity Incentive Plan, as may be amended from time to time or any successor plan.
          7.1.7 “Executive” means any person employed by the Company in a position of Vice President or Senior Vice President, and any other key executive of the Company employed in a position below that of Vice President whom the Chief Executive Officer of the Company expressly determines shall be eligible to be a Participant in this Plan.
          7.1.8 “Final Average Bonus” means the average of the three most recent annual bonuses paid to the Participant prior to the date of termination, whether such annual bonuses are paid in the form of cash or in grants of restricted common stock of the Company or restricted stock units under the Annual Incentive Program (which, under the Annual Incentive Program, generally vests one (1) year after the date of grant); provided, however, that (i) any annual bonus paid to the Participant that was pro-rated or otherwise adjusted because the Participant was not employed by the Company during the entire period to which such bonus related shall be annualized for purposes of the calculation of the Participant’s Final Average Bonus; (ii) if the Participant has experienced a change in position that has affected the Participant’s annual bonus opportunity (whether or not such change in position is accompanied by a change in title), any annual bonus paid to the Participant with respect to a period prior to such change in position shall not be included in the calculation of the Participant’s Final Average Bonus; (iii) if the Participant shall not have been paid at least three annual bonuses prior to the date of termination that are includable in the calculation of the Participant’s Final Average Bonus, then the Participant’s Final Average Bonus shall be an amount equal to the average of such lesser number of annual bonuses (or, if just one annual bonus, an amount equal to such bonus); and (iv) if the Participant shall not have been paid at least one annual bonus prior to the date of termination that is includable in the calculation of the Participant’s Final Average Bonus, the Participant’s Final Average Bonus shall be an amount equal to the Participant’s annual target bonus as in effect on the date of termination. Final Average Bonus shall not include any amount of cash or equity paid or granted as part of any long term incentive plan or program that the Company in its sole discretion may elect to maintain from time to time.
          7.1.9 “Final Eligible Compensation” means the sum of the Participant’s Final Salary and Final Average Bonus.
          7.1.10 “Final Salary” means the Participant’s annual base salary as in effect on the date of termination.
          7.1.11 “Participant” means any Executive who is eligible to participate in the Plan and has become a Participant in accordance with Section 2.1, and has not had such participation terminated pursuant to Section 2.2.
          7.1.12 “Prorated Performance Bonus” means the award to which the Participant would have been entitled under the Annual Incentive Program at the end of the then current performance period based on actual performance during the performance period, prorated by multiplying such award by a fraction, the numerator of which is the number of days during the performance period that the Participant is employed by the Company and the denominator of which is 365.
          7.1.13 “Separation from Service” means a termination of the Participant’s employment with the Company which constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code. Notwithstanding the preceding sentence a Separation from Service shall not include the disposition by the Company of the subsidiary or affiliate which employs the Participant if such employing subsidiary or affiliate adopts this Plan and continues (by assignment or otherwise) to be the employer of the Participant.

     IN WITNESS WHEREOF The Company has caused this Plan document to be executed on its behalf by an authorized officer this 1st day of August, 2008.

USEC INC.
By:	/s/ W. Lance Wright
Senior Vice President, Human Resources
and Administration

EXHIBIT A
WAIVER AND RELEASE
     This is a Waiver and Release (“Release”) between                      (“Executive”) and USEC Inc. (the “Company”). The Company and the Executive agree that they have entered into this Release voluntarily, and that it is intended to be a legally binding commitment between them.
     1. In consideration for the promises made herein by the Executive, the Company agrees as follows:
     (a) Severance Pay. The Company will pay to the Executive severance payments in the amount set forth in the USEC Inc. Executive Severance Plan (the “Severance Plan”). The Company will also pay Executive accrued but unused vacation pay in the amount of $                     representing            days of accrued but unused vacation.
     (b) Other Benefits. The Executive will be eligible to receive other benefits as described in the Severance Plan.
     (c) Unemployment Compensation. The Company will not contest the decision of the appropriate regulatory commission regarding unemployment compensation that may be due to the Executive.
     2. In consideration for and contingent upon the Executive’s right to receive the severance pay and other benefits described in the Severance Plan and this Release, Executive hereby agrees as follows:
     (a) General Waiver and Release. Except as provided in Paragraph 2.(f) below, Executive and any person acting through or under the Executive hereby release, waive and forever discharge the Company, its past subsidiaries and its past and present affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, executives and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date of his execution of this Release, including without limitation those arising out of or relating to Executive’s employment or cessation and termination of employment, or any other written or oral agreement, any change in Executive’s employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under the United States Constitution, the Maryland Constitution, Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Family and Medical Leave Act, the National Labor Relations Act, the Labor-Management Relations Act, the Equal Pay Act, the Older Workers Benefits

1

Protection Act, the Workers Retraining and Notification Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, Section 211 of the Energy Reorganization Act of 1974, the Maryland Human Rights Act, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by Executive against the Company or its subsidiaries and affiliates in any legal, administrative or other proceeding. Executive agrees that if any action is brought in his or her name before any court or administrative body, Executive will not accept any payment of monies in connection therewith.
     (b) Miscellaneous. Executive agrees that this Release specifies payment from the Company to himself or herself, the total of which meets or exceeds any and all funds due him or her by the Company, and that he or she will not seek to obtain any additional funds from the Company with the exception of non-reimbursed business expenses. (This covenant does not preclude the Executive from seeking workers compensation, unemployment compensation, or benefit payments from Company’s insurance carriers that could be due him or her.)
     (c) Non-Competition, Non-Solicitation and Confidential Information. Executive warrants that Executive has, and will continue to comply fully with the requirements of the Severance Plan.
     (d) THE COMPANY AND THE EXECUTIVE AGREE THAT THE SEVERANCE PAY AND BENEFITS DESCRIBED IN THIS RELEASE AND THE SEVERANCE PLAN ARE CONTINGENT UPON THE EXECUTIVE SIGNING THIS RELEASE. THE EXECUTIVE FURTHER UNDERSTANDS AND AGREES THAT IN SIGNING THIS RELEASE, EXECUTIVE IS RELEASING POTENTIAL LEGAL CLAIMS AGAINST THE COMPANY. THE EXECUTIVE UNDERSTANDS AND AGREES THAT IF HE OR SHE DECIDES NOT TO SIGN THIS RELEASE, OR IF HE OR SHE REVOKES THIS RELEASE, THAT HE OR SHE WILL IMMEDIATELY REFUND TO THE COMPANY ANY AND ALL SEVERANCE PAYMENTS AND OTHER BENEFITS HE OR SHE MAY HAVE ALREADY RECEIVED.
     (e) The waiver contained in Section 2(a) above does not apply to any Claims with respect to:
     (i) Any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) in accordance with the terms of the applicable employee benefit plan,
     (ii) Any Claim under or based on a breach of this Release,
     (iii) Rights or Claims that may arise under the Age Discrimination in Employment Act after the date that Executive signs this Release,
     (iv) Any right to indemnification or directors and officers liability insurance coverage to which the Executive is otherwise entitled in accordance with the Company’s certificate of incorporation or by-laws or an individual indemnification agreement.

2

     (f) EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS READ AND IS VOLUNTARILY SIGNING THIS RELEASE. EXECUTIVE ALSO ACKNOWLEDGES THAT HE OR SHE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY, HE OR SHE HAS BEEN GIVEN AT LEAST [45 DAYS — if group layoff] [21 DAYS — if individual termination] TO CONSIDER THIS RELEASE BEFORE THE DEADLINE FOR SIGNING IT, AND HE OR SHE UNDERSTANDS THAT HE OR SHE MAY REVOKE THE RELEASE WITHIN SEVEN (7) DAYS AFTER SIGNING IT. IF NOT REVOKED WITHIN SUCH PERIOD, THIS RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH (8) DAY AFTER IT IS SIGNED BY EXECUTIVE.
BY SIGNING BELOW, BOTH THE COMPANY AND EXECUTIVE AGREE THAT THEY UNDERSTAND AND ACCEPT EACH PART OF THIS RELEASE.

(Executive)	DATE
USEC INC. By:
DATE

3